Exhibit 99.1

Howard Clabo (editorial/media) 408.748.5775 Michael Sullivan (financial community) 408.986.7977

APPLIED MATERIALS FOURTH QUARTER RESULTS EXCEED EXPECTATIONS
Full-year orders grew by 150 percent and net sales grew by 90 percent
•	Q4 orders of $3.03 billion up 11 percent over Q3 led by solar and semiconductor equipment

•	Net sales of $2.89 billion up 15 percent over Q3

•	Q4 EPS of $0.35

•	Non-GAAP EPS of $0.36 exceeded high end of the company’s outlook by $0.04
SANTA CLARA, Calif., Nov. 17, 2010 — Applied Materials, Inc. (NASDAQ: AMAT), the global leader in manufacturing solutions for the semiconductor, flat panel display and solar industries, today reported stronger than expected results for its fourth quarter of fiscal 2010 ended Oct. 31, 2010. Applied generated orders of $3.03 billion, net sales of $2.89 billion, operating profit of $699 million, and net income of $468 million or $0.35 per share. Non-GAAP net income was $476 million or $0.36 per share.
For fiscal year 2010, the company reported orders of $10.25 billion, net sales of $9.55 billion, operating profit of $1.38 billion, and net income of $938 million or $0.70 per share. Non-GAAP net income was $1.18 billion, or $0.88 per share. The fiscal year results included EES inventory-related charges of $330 million that lowered EPS by approximately $0.16. Excluding these charges, non-GAAP EPS would have been $1.03.
“Applied ended a very strong year by delivering results that exceeded our expectations in the fourth quarter,” said Mike Splinter, chairman and chief executive officer. “We are seeing strong momentum in our business as we enter 2011, fueled by accelerated innovation and market share gains.”
“In 2010, Applied generated $1.7 billion in cash from operations after investing more than $1.1 billion in research and development,” added George Davis, chief financial officer. “We also bought back $350 million in shares, increased our dividend by 17 percent, and ended the year with $3.9 billion in cash and investments.”
Financial Results Summary

GAAP Results	Q4 FY2010	Q3 FY2010	Q4 FY2009
Net sales	$2.89 billion	$2.52 billion	$1.53 billion
Net income	$468 million	$123 million	$138 million
Earnings per share	$0.35	$0.09	$0.10
Non-GAAP Results
Non-GAAP net income	$476 million	$234 million	$155 million
Non-GAAP earnings per share	$0.36	$0.17	$0.11

Applied Materials, Inc.

GAAP Results	FY2010	FY2009
Net sales	$9.55 billion	$5.01 billion
Net income (loss)	$938 million	($305 million)
Earnings (loss) per share	$0.70	($0.23)
Non-GAAP Results
Non-GAAP net income (loss)	$1.18 billion	($69 million)
Non-GAAP earnings (loss) per share	$0.88	($0.05)
The non-GAAP results exclude the impact of the following, where applicable: restructuring and asset impairments, certain acquisition-related costs and investment impairments. Effective the first quarter of fiscal 2010, the non-GAAP results no longer exclude the impact of share-based compensation. A reconciliation of the GAAP and non-GAAP results is provided in the financial statements included in this release. See also “Use of Non-GAAP Financial Measures” below.
Reportable Segment Results
Silicon Systems Group (SSG) orders were $1.67 billion in the fourth quarter, up 9 percent from the third quarter led by higher demand for inspection equipment. Net sales increased to $1.48 billion, up 2 percent led by record net sales of chemical mechanical polishing (CMP) systems. Operating income rose to $564 million or 38 percent of net sales. New order composition was: foundry 47 percent, logic and other 24 percent, DRAM 20 percent, and flash 9 percent.
For the year, SSG orders more than tripled to $5.76 billion, net sales more than doubled to $5.30 billion, and operating income rose to $1.89 billion or 36 percent of net sales.
Applied Global Services (AGS) orders were $631 million in the fourth quarter, up 6 percent from the third quarter. Net sales increased to $516 million, up 10 percent from the third quarter, driven by 200mm equipment shipments. Operating income increased to $100 million or 19 percent of net sales.
For the year, AGS orders increased by 85 percent to $2.18 billion, net sales increased by 34 percent to $1.86 billion, and operating income rose to $337 million or 18 percent of net sales.
Display orders declined 27 percent from the third quarter to $175 million reflecting lower demand. Net sales were $281 million, up 30 percent from the third quarter, driven by the fulfillment of orders placed in previous quarters, and operating income increased to $89 million or 32 percent of net sales.
For the year, Display orders more than doubled to $799 million, net sales increased by 79 percent to $899 million, and operating income rose to $267 million or 30 percent of net sales.
Energy and Environmental Solutions (EES) had record orders of $546 million in the fourth quarter, up 55 percent from the third quarter, driven by demand for Baccini™ cell processing systems and PWS wafering systems. Net sales increased to $606 million, led by record net sales of Baccini and PWS

Applied Materials, Inc.

systems, and included the sign-off of two SunFab™ thin film lines in China. EES had operating income of $86 million or 14 percent of net sales.
For the year, EES orders increased by 58 percent to $1.51 billion, net sales increased by 28 percent to $1.48 billion, and the operating loss increased to $466 million or 31 percent of net sales, primarily due to restructuring, asset impairment and inventory-related charges of $486 million, recognized in the second and third quarters of fiscal 2010.
Additional Quarterly Financial Information
•	Gross margin was 42.2 percent.

•	Operating cash flow was $525 million or 18 percent of net sales.

•	Cash dividend payments totaled $93 million.

•	The company used $150 million to repurchase 13.3 million shares of its common stock.

•	Cash, cash equivalents and investments increased to $3.89 billion at quarter end.

•	The effective tax rate was 33.5 percent.

•	Backlog increased by $114 million to $3.24 billion.
Additional Fiscal Year Financial Information
•	Operating cash flow for the fiscal year was $1.7 billion or 18 percent of net sales.

•	Cash dividend payments totaled $349 million.

•	The company used $350 million to repurchase 28.8 million shares of its common stock.
Business Outlook
For the first quarter of fiscal 2011, Applied expects net sales to be down in the range of 8 percent to 15 percent quarter over quarter. The company expects non-GAAP EPS to be in the range of $0.30 to $0.34, which excludes known charges related to completed acquisitions of approximately $0.01 per share.
These forecasts do not take into account other non-GAAP adjustments that may arise subsequent to this release.
Use of Non-GAAP Financial Measures
Management uses non-GAAP results to evaluate the company’s operating and financial performance in light of business objectives and for planning purposes. These measures are not in accordance with GAAP and may differ from non-GAAP methods of accounting and reporting used by other companies. Applied Materials believes these measures enhance investors’ ability to review the company’s business from the same perspective as the company’s management and facilitate comparisons of this period’s results with prior periods. The presentation of this additional information should not be considered a substitute for results prepared in accordance with GAAP.

Applied Materials, Inc.

Webcast Information
Applied Materials will discuss these results during an earnings call that begins at 1:30 p.m. Pacific Time today. A live webcast will be available at www.appliedmaterials.com.
Forward-Looking Statements
This press release contains forward-looking statements, including statements regarding Applied’s performance, opportunities, business momentum, product innovation, strategic position, and the business outlook for the company. Forward-looking statements may contain words such as “expect,” “believe,” “may,” “can,” “should,” “will,” “forecast,” “anticipate” or similar expressions, and include the assumptions that underlie such statements. These statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including but not limited to: the level of demand for Applied’s products, which is subject to many factors, including uncertain global economic and industry conditions, business and consumer spending, demand for electronic products and semiconductors, government renewable energy policies and incentives, and customers’ utilization rates and new technology and capacity requirements; variability of operating expenses and results among the company’s segments caused by differing conditions in the served markets; Applied’s ability to (i) develop, deliver and support a broad range of products, expand its markets and develop new markets, (ii) timely implement effective cost reduction programs, realize expected benefits, and align its cost structure with business conditions, (iii) plan and manage its resources and production capability, including its supply chain, (iv) implement initiatives that enhance global operations and efficiencies, (v) maintain effective internal controls and procedures, (vi) obtain and protect intellectual property rights in key technologies, (vii) attract, motivate and retain key employees, and (viii) accurately forecast future operating and financial results, which depends on multiple assumptions related to, without limitation, market conditions and business needs; risks related to legal proceedings and claims; and other risks described in Applied Materials’ SEC filings. All forward-looking statements are based on management’s estimates, projections and assumptions as of the date hereof. The company undertakes no obligation to update any forward-looking statements.
About Applied Materials
Applied Materials, Inc. (Nasdaq:AMAT) is the global leader in providing innovative equipment, services and software to enable the manufacture of advanced semiconductor, flat panel display and solar photovoltaic products. Our technologies help make innovations like smartphones, flat screen TVs and solar panels more affordable and accessible to consumers and businesses around the world. At Applied Materials, we turn today’s innovations into the industries of tomorrow. Learn more at www.appliedmaterials.com.

Applied Materials, Inc.

APPLIED MATERIALS, INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

	Three Months Ended		Twelve Months Ended
	October 31,	October 25,	October 31,	October 25,
(In thousands, except per share amounts)	2010	2009	2010	2009

Net sales	$2,886,435	$1,526,394	$9,548,667	$5,013,607
Cost of products sold	1,669,637	967,558	5,833,665	3,582,802

Gross profit	1,216,798	558,836	3,715,002	1,430,805

Operating expenses:
Research, development and engineering	278,192	234,188	1,143,521	934,115
General and administrative	139,248	76,138	535,820	406,946
Marketing and selling	102,659	79,261	406,028	327,572
Restructuring charges and asset impairments	(2,218)	(3,693)	245,925	155,788

Total operating expenses	517,881	385,894	2,331,294	1,824,421

Income (loss) from operations	698,917	172,942	1,383,708	(393,616)

Pre-tax loss of equity method investment	—	—	—	34,983
Impairments of equity method investment and strategic investments	—	5,058	12,665	84,480
Interest expense	5,745	5,359	21,507	21,304
Interest income	10,177	11,323	37,430	48,580

Income (loss) before income taxes	703,349	173,848	1,386,966	(485,803)

Provision (benefit) for income taxes	235,334	35,986	449,100	(180,476)

Net income (loss)	$468,015	$137,862	$937,866	$(305,327)

Earnings (loss) per share:
Basic and Diluted	$0.35	$0.10	$0.70	$(0.23)

Weighted average number of shares:
Basic	1,333,423	1,338,134	1,339,949	1,333,091
Diluted	1,339,881	1,347,691	1,348,804	1,333,091

Applied Materials, Inc.

APPLIED MATERIALS, INC.
UNAUDITED CONSOLIDATED CONDENSED BALANCE SHEETS

	October 31,	October 25,
(In thousands)	2010	2009

ASSETS

Current assets:
Cash and cash equivalents	$1,857,664	$1,576,381
Short-term investments	726,918	638,349
Accounts receivable, net	1,831,006	1,041,495
Inventories	1,547,378	1,627,457
Deferred income taxes, net	512,944	356,336
Income taxes receivable	857	184,760
Other current assets	288,548	264,169

Total current assets	6,765,315	5,688,947
Long-term investments	1,307,283	1,052,165
Property, plant and equipment, net	963,004	1,090,433
Goodwill	1,336,426	1,170,932
Purchased technology and other intangible assets, net	286,821	306,416
Deferred income taxes and other assets	284,496	265,350

Total assets	$10,943,345	$9,574,243

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current portion of long-term debt	$1,258	$1,240
Accounts payable and accrued expenses	1,765,966	1,061,502
Customer deposits and deferred revenue	847,231	864,280
Income taxes payable	273,421	12,435

Total current liabilities	2,887,876	1,939,457

Long-term debt	204,271	200,654
Employee benefits and other liabilities	315,085	339,524

Total liabilities	3,407,232	2,479,635

Total stockholders’ equity	7,536,113	7,094,608

Total liabilities and stockholders’ equity	$10,943,345	$9,574,243

Applied Materials, Inc.

APPLIED MATERIALS, INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

	Twelve Months Ended
	October 31,	October 25,
(In thousands)	2010	2009

Cash flows from operating activities:
Net income (loss)	$937,866	$(305,327)
Adjustments required to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	304,515	291,203
Loss on fixed asset retirements	20,034	24,017
Provision for bad debts	12,718	62,539
Restructuring charges and asset impairments	245,925	155,788
Deferred income taxes	(186,057)	18,863
Net recognized loss on investments	20,473	10,231
Pretax loss of equity-method investment	—	34,983
Impairments of investments	12,665	84,480
Share-based compensation	126,070	147,160
Changes in operating assets and liabilities, net of amounts acquired:
Accounts receivable	(762,655)	586,993
Inventories	144,626	359,560
Income taxes receivable	183,903	(59,155)
Other current assets	(4,590)	94,740
Other assets	(6,690)	(6,530)
Accounts payable and accrued expenses	469,049	(660,006)
Customer deposits and deferred revenue	(22,908)	(361,455)
Income taxes payable	261,909	(229,128)
Employee benefits and other liabilities	(34,000)	83,709

Cash provided by operating activities	1,722,853	332,665

Cash flows from investing activities:
Capital expenditures	(169,081)	(248,427)
Cash paid for acquisition, net of cash acquired	(322,599)	—
Proceeds from sales and maturities of investments	1,407,804	1,317,365
Purchases of investments	(1,777,736)	(956,249)

Cash provided by (used in) investing activities	(861,612)	112,689

Cash flows from financing activities:
Debt repayments, net	(6,441)	(750)
Proceeds from common stock issuances	128,832	61,824
Common stock repurchases	(350,000)	(22,906)
Payment of dividends to stockholders	(348,522)	(319,507)

Cash used in financing activities	(576,131)	(281,339)

Effect of exchange rate changes on cash and cash equivalents	(3,827)	742

Increase in cash and cash equivalents	281,283	164,757

Cash and cash equivalents — beginning of period	1,576,381	1,411,624

Cash and cash equivalents — end of period	$1,857,664	$1,576,381

Supplemental cash flow information:
Cash payments for income taxes, net	$187,484	$134,240
Cash payments for interest	$14,485	$14,372

Applied Materials, Inc.

Reportable Segment Results

	Q4 FY2010			Q3 FY2010			Q4 FY2009
			Operating			Operating			Operating
	New	Net	Income	New	Net	Income	New	Net	Income
(In millions)	Orders	Sales	(Loss)	Orders	Sales	(Loss)	Orders	Sales	(Loss)
SSG	$1,673	$1,483	$564	$1,535	$1,447	$525	$629	$656	$170
AGS	$631	$516	$100	$595	$468	$84	$335	$390	$66
Display	$175	$281	$89	$242	$216	$64	$151	$200	$41
EES	$546	$606	$86	$353	$387	($371)	$357	$280	($28)
Corporate	$—	$—	($140)	$—	$—	($119)	$—	$—	($76)

Consolidated	$3,026	$2,886	$699	$2,725	$2,518	$183	$1,472	$1,526	$173

	FY2010			FY2009
			Operating			Operating
	New	Net	Income	New	Net	Income
(In millions)	Orders	Sales	(Loss)	Orders	Sales	(Loss)
SSG	$5,759	$5,304	$1,892	$1,677	$1,960	$201
AGS	$2,183	$1,865	$337	$1,179	$1,397	$115
Display	$799	$899	$267	$287	$502	$51
EES	$1,508	$1,481	($466)	$955	$1,155	($234)
Corporate	$—	$—	($646)	$—	$—	($527)

Consolidated	$10,249	$9,549	$1,384	$4,098	$5,014	($394)

Effective in the first quarter of fiscal 2010, Applied changed its methodology for allocating certain expenses to its reportable segments. Applied has reclassified segment operating results for the three months ended Oct. 25, 2009 to conform to the fiscal 2010 presentation.
Corporate Unallocated Expenses

(In millions)	Q4 FY2010	Q3 FY2010	Q4 FY2009	FY2010	FY2009
Restructuring and asset impairments	$—	($20)	($4)	$93	$156
Share-based compensation	$31	$32	$31	$126	$147
Other unallocated expenses	$109	$107	$49	$427	$224

Corporate	$140	$119	$76	$646	$527

Applied Materials, Inc.

Additional Information

	Q4 FY2010		Q3 FY2010			Q4 FY2009
(In $ millions)	New Orders	Net Sales	New Orders	Net Sales		New Orders	Net Sales
New Orders and Net Sales by Geography
North America	450	380	342		294	199		232
% of Total	15	13	13		12	14		15
Europe	327	223	238		285	74		150
% of Total	11	8	9		11	5		10
Japan	173	158	233		203	124		218
% of Total	6	5	8		8	8		14
Korea	237	407	519		398	296		252
% of Total	8	14	19		16	20		17
Taiwan	713	829	733		707	218		327
% of Total	23	29	27		28	15		21
Southeast Asia	152	175	245		162	88		69
% of Total	5	6	9		6	6		5
China	974	714	415		469	473		279
% of Total	32	25	15		19	32		18

Employees (In thousands)
Regular Full Time	13.0			13.0			12.6

Applied Materials, Inc.

APPLIED MATERIALS, INC.
RECONCILIATION OF GAAP TO NON-GAAP RESULTS

	Three Months Ended			Twelve Months Ended
	October 31,	August 1,	October 25,	October 31,	October 25,
(In thousands, except per share amounts)	2010	2010	2009	2010	2009

Non-GAAP Net Income (Loss)

Reported net income (loss) (GAAP basis)	$468,015	$123,096	$137,862	$937,866	$(305,327)
Certain items associated with acquisitions [1]	13,765	20,985	22,425	90,954	95,699
Semitool deal cost	—	—	—	9,860	—
Restructuring charges and asset impairments [2,3,4]	(2,218)	135,331	(3,693)	245,925	155,788
Impairments of equity method investment and strategic investments	—	7,804	5,058	12,665	84,480
Income tax effect of non-GAAP adjustments and resolution of audits of prior years’ income tax filings	(3,766)	(53,652)	(6,797)	(116,726)	(100,055)

Non-GAAP net income (loss)	$475,796	$233,564	$154,855	$1,180,544	$(69,415)

Non-GAAP Net Income (Loss) Per Diluted Share

Reported net income (loss) per diluted share (GAAP basis)	$0.35	$0.09	$0.10	$0.70	$(0.23)
Certain items associated with acquisitions	0.01	0.01	0.01	0.05	0.05
Semitool deal cost	—	—	—	0.01	—
Restructuring charges and asset impairments	—	0.07	—	0.12	0.08
Impairments of equity method investment and strategic investments	—	—	—	—	0.05
Resolution of audits of prior years’ income tax filings	—	—	—	—	—
Non-GAAP net income (loss) — per diluted share	$0.36	$0.17	$0.11	$0.88	$(0.05)
Shares used in diluted shares calculation	1,339,881	1,348,808	1,347,691	1,348,804	1,333,091

[1]	These items are incremental charges attributable to acquisitions consisting of inventory fair value adjustments on products sold and amortization of purchased intangible assets.

[2]	Results for the three months ended August 1, 2010 included asset impairment charges of $110 million and restructuring charges of $45 million associated with the EES restructuring plan announced on July 21, 2010, offset by a $20 million favorable adjustment to the restructuring plan announced on November 11, 2009.

[3]	Results for the three months ended October 31, 2010 included a $2 million reinstatement of certain fixed assets that were previously impaired in the EES restructuring. Results for the twelve months ended October 31, 2010 included asset impairment charges of $108 million and restructuring charges of $45 million associated with the EES restructuring plan announced on July 21, 2010, restructuring charges of $84 million associated with the restructuring plan announced on November 11, 2009, and asset impairment charges of $9 million related to a facility held for sale.

[4]	Results for the three months ended October 25, 2009 included adjustment of restructuring reserves of $4 million. Results for the twelve months ended October 25, 2009 included restructuring charges of $141 million primarily associated with a restructuring program announced on November 12, 2008 and asset impairment charges of $15 million related to wafer cleaning equipment.
Effective the first quarter of fiscal 2010, the non-GAAP results no longer exclude the impact of share-based compensation. Previously reported non-GAAP results have been restated to conform to the fiscal 2010 presentation.